UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 7, 2007

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18548	77-0188631
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On August 7, 2007, Xilinx, Inc. announced that Willem P. Roelandts, President, Chief Executive Officer and Chairman of the Board intends to retire from the positions of President and Chief Executive Officer (“CEO”).

     A press release announcing the retirement of Mr. Roelandts is attached hereto as Exhibit 99.1 and incorporated herein by reference.

     In connection with Mr. Roelandts' future retirement, as announced on August 7, 2007, we have entered into an executive succession agreement (the "Succession Agreement") with Mr. Roelandts pursuant to which he will remain President and CEO until a replacement has taken office (the "Succession Date").

     Subject to Mr. Roelandts' signing the Company's standard form of general release and severance agreement in favor of the Company, and provided that (a) he remain employed as President and CEO until the Succession Date or (b) his employment is terminated for other than cause, but in either case, contingent upon the occurrence of the Succession Date, he will receive as soon as practicable following the Succession Date, a lump sum cash payment (less applicable withholding) equal to the sum of his current annual base salary and his annual bonus (which is equal to 90% of his annual base salary), for an aggregate payment of $1,482,000 (less applicable withholding).

     In addition, Mr. Roelandts' employment with the Company will terminate on the Succession Date, upon which date he will be deemed to have resigned from all positions he may hold with the Company and/or any of its subsidiaries (other than his positions as a non-employee director and non-executive Chairman of our board), and will receive any earned and unpaid salary and accrued and unused vacation as well as a pro-rated portion of his target annual bonus. In addition, commencing on the Succession Date, the Company will arrange to provide him and his spouse with continued medical and dental insurance benefits until the earlier of (a) his 65th birthday (whether or not he survives until that date) and (b) the date he becomes eligible under any other medical and dental plans, subject to his continuing to pay the same portion of the insurance premiums for these benefits as he paid during his employment with the Company.

     On (or as soon as practicable following) the one year anniversary of the Succession Date, he will receive a bonus payment in the amount of $1,800,000 (less applicable withholding), but only if during that one year period he provides such satisfactory assistance and services as may reasonably be requested or otherwise required by the Company to ensure a smooth and successful transition to the positions of President and CEO.

     During the period that Mr. Roelandts continues to serve as a non-employee member of our board, he will be entitled to: (a) continued vesting of his stock options; provided that upon termination of his service on our board, those of his then outstanding options that would have vested had he remained either employed by the Company or serving on our board until the one-year anniversary of his termination of service will become vested, and his vested options will remain exercisable pursuant to the terms of his option agreements and the applicable equity plans under which the options were granted; provided, however, that if he is prevented from exercising his options by reason of a blackout period, then each then outstanding option will remain exercisable until the earlier of (i) the 60th day following the end of such blackout period, and (ii) the expiration of the term of such option; (b) an annual cash retainer equal to the amount paid to other board members for the applicable period of service; provided, however, that for so long as he continues to serve as Chairman of our board, he will be entitled to two times the annual cash retainer paid to other members of our board; and (c) equity awards, if any, granted at such time and in the same form and amount as the awards that are granted to other members of our board; provided, however, that he will not receive any equity award or other amount that is paid by reason of a director's first election or appointment to our board.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated August 7, 2007 announcing the retirement of Willem P. Roelandts as President and Chief Executive Officer.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: August 10, 2007	By:	/s/ Jon A. Olson
Jon A. Olson
Senior Vice President, Finance
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated August 7, 2007 announcing the retirement of Willem P. Roelandts as President and Chief Executive Officer.